CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use in this Annual Report on Form 1-K of Jamestown Invest 1, LLC and Subsidiaries for the year ended December 31, 2022 of our report dated April 27, 2023, relating to the consolidated financial statements of Jamestown Invest 1, LLC and Subsidiaries as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021.

/s/ Moore, Colson & Company, P.C.

Atlanta, Georgia
April 27, 2023